================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              RED ROOF INNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              [RED ROOF INNS LOGO]

                              RED ROOF INNS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

To the Stockholders of
RED ROOF INNS, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of Red Roof Inns, Inc. (the "Company") will be held at the Greater Columbus Convention Center, 400-500 North High Street, Columbus, Ohio 43215-2099, on Thursday, May 22, 1997, at 10 a.m., local time, for the following purposes:

          1. To elect three Class I directors, each to hold office for a two-year term and until a successor is elected and qualified.

          2. To elect three Class II directors, each to hold office for a three-year term and until a successor is elected and qualified.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 24, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                          By Order of the Board of Directors,

                                          JAMES C. BRASHARES
                                          Secretary

Dated: March 28, 1997

                              RED ROOF INNS, INC.

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is being furnished to the holders of shares of common stock, $0.01 par value (the "Shares"), of Red Roof Inns, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") to be used at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Greater Columbus Convention Center, 400-500 North High Street, Columbus, Ohio 43215-2099, on Thursday, May 22, 1997, at 10 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting.

     The mailing address of the principal executive offices of the Company is 4355 Davidson Road, Hilliard, Ohio 43026. The approximate date on which this Proxy Statement and the form of proxy will be first sent to stockholders is March 28, 1997.

     The close of business on March 24, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 28,004,838 Shares. Each Share is entitled to one vote. In addition, the Company owns 451,353 Treasury Shares.

     Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the Shares will be voted to elect as directors of the Company the nominees named in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

                             ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The board of directors is divided into three classes, Class I, Class II, and Class III, with three directors in each class. Directors in each class are elected to three-year terms. The term of office of one class of directors expires each year at the Annual Meeting and at such time as their successors are duly elected and qualified. However, because no Annual Meeting was held during 1996 (the year in which the Company completed its initial public offering), the term of office of the directors in both Class I and Class II will expire concurrently with the holding of this year's Annual Meeting. Each of the three incumbent directors in Class I has been nominated for re-election for a two-year term, and each of the three incumbent directors in Class II has been nominated for re-election for a three-year term. There is no cumulative voting in the election of directors, and the nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted in determining the votes cast in the election of directors and will not have a positive or negative effect on the election.

                               CLASS I DIRECTORS
                            (NOMINEES FOR ELECTION)

                                                                    DIRECTOR OF     SHARES
   NAME OF NOMINEE/DIRECTOR             PRINCIPAL OCCUPATION(S)     THE COMPANY   BENEFICIALLY  % OF
 AND POSITION(S) WITH COMPANY   AGE      DURING PAST FIVE YEARS        SINCE      OWNED(1)(3)   CLASS
------------------------------  ---   ----------------------------  -----------   -----------   -----
David N. Chichester...........  51    Executive Vice President and    1996           31,000      *
  Executive Vice President,           Chief Financial Officer of
  Chief Financial Officer, and        the Company since February
  Director                            1996. Senior Vice President,
                                      Finance, and then Executive
                                      Vice President, Finance, for
                                      Integrated Health Services,
                                      Inc. from 1992 to 1996.
Thomas E. Dobrowski(2)........  53    Managing Director, Real         1994                0      0
  Director                            Estate and Alternative
                                      Investments at General
                                      Motors Investment Management
                                      Corporation since 1984.
                                      Serves on the partnership
                                      committee of Taubman Realty
                                      Group Limited Partnership,
                                      the operating partnership of
                                      Taubman Centers, Inc. Serves
                                      on the board of directors of
                                      Manufactured Home
                                      Communities, Inc. and the
                                      Pension Real Estate
                                      Association. Serves on the
                                      advisory committees of
                                      Morgan Stanley Real Estate
                                      Fund, Inc. and Trammell Crow
                                      Equity Partners II.
C. William Hosler(2)..........  34    Joined Morgan Stanley & Co.     1995                0      0
  Director                            Incorporated in 1989 and is
                                      currently a Principal. Chief
                                      Financial Officer of Morgan
                                      Stanley Real Estate Fund,
                                      Inc. since March 1995.

                               CLASS II DIRECTORS
                            (NOMINEES FOR ELECTION)

                                                                    DIRECTOR OF     SHARES
   NAME OF NOMINEE/DIRECTOR             PRINCIPAL OCCUPATION(S)     THE COMPANY   BENEFICIALLY  % OF
 AND POSITION(S) WITH COMPANY   AGE      DURING PAST FIVE YEARS        SINCE      OWNED(1)(3)   CLASS
------------------------------  ---   ----------------------------  -----------   -----------   -----
Francis W. Cash...............  55    Chairman of the Board since     1995          110,750      *
  Chairman of the Board,              June 1996. President, Chief
  President, and Chief                Executive Officer, and
  Executive Officer                   Director of the Company
                                      since July 1995. President,
                                      Chief Operating Officer, and
                                      Director of NovaCare, Inc.
                                      from October 1992 to June
                                      1995.

                                                                    DIRECTOR OF     SHARES
   NAME OF NOMINEE/DIRECTOR             PRINCIPAL OCCUPATION(S)     THE COMPANY   BENEFICIALLY  % OF
 AND POSITION(S) WITH COMPANY   AGE      DURING PAST FIVE YEARS        SINCE      OWNED(1)(3)   CLASS
------------------------------  ---   ----------------------------  -----------   -----------   -----
Edward D. Powers..............  64    Chairman and Chief Executive    1996           11,000      *
  Director                            Officer of Powers Holdings,
                                      Inc., Milwaukee, Wisconsin,
                                      since 1988. Powers Holdings,
                                      Inc. has two divisions,
                                      Curtis Electronics and
                                      Firebrick Engineers, Inc.
                                      Director of ARM Financial
                                      Group, Inc., a holding
                                      company for National
                                      Integrity Insurance Company,
                                      since 1993.
Owen D. Thomas(2).............  35    Managing Director of Morgan     1996                0      0
  Director                            Stanley & Co. Incorporated
                                      since December 1995.
                                      Director of Acquisitions for
                                      The Morgan Stanley Real
                                      Estate Fund, L.P. since May
                                      1994.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 1998)

                                                                    DIRECTOR OF     SHARES
   NAME OF NOMINEE/DIRECTOR             PRINCIPAL OCCUPATION(S)     THE COMPANY   BENEFICIALLY  % OF
 AND POSITION(S) WITH COMPANY   AGE      DURING PAST FIVE YEARS        SINCE      OWNED(1)(3)   CLASS
------------------------------  ---   ----------------------------  -----------   -----------   -----
James M. Allwin(2)............  44    Has held various positions      1993                0      0
  Director                            with Morgan Stanley & Co.
                                      Incorporated since 1976 and
                                      is currently a Managing
                                      Director and a member of
                                      Morgan Stanley's Operating
                                      Committee. President of
                                      Morgan Stanley Realty since
                                      July 1988 and Chairman of
                                      the Board of Morgan Stanley
                                      Real Estate Funds since
                                      March 1991. Has also served
                                      as Chief Operating Officer
                                      of Morgan Stanley Asset
                                      Management since August
                                      1993. Vice Chairman and a
                                      member of the Executive
                                      Committee of the National
                                      Real Estate Committee.
                                      Trustee of the Urban Land
                                      Institute.

                                                                    DIRECTOR OF     SHARES
   NAME OF NOMINEE/DIRECTOR             PRINCIPAL OCCUPATION(S)     THE COMPANY   BENEFICIALLY  % OF
 AND POSITION(S) WITH COMPANY   AGE      DURING PAST FIVE YEARS        SINCE      OWNED(1)(3)   CLASS
------------------------------  ---   ----------------------------  -----------   -----------   -----
William M. Lewis, Jr.(2)......  41    Joined Morgan Stanley & Co.     1995                0      0
  Director                            Incorporated in 1978 and is
                                      currently a Managing
                                      Director. Chief Operating
                                      Officer of Morgan Stanley
                                      Realty since 1994 and
                                      President of Morgan Stanley
                                      Real Estate Fund, Inc. since
                                      1995. Co-Head of Global
                                      Mergers and Acquisitions
                                      since February 1997. Member
                                      of the Urban Land Institute,
                                      the National Association of
                                      Real Estate Investment
                                      Trusts, and the
                                      International Conference of
                                      Shopping Centers.
Judith A. Rogala..............  55    Consultant to Office Depot,     1997                0      0
  Director                            Inc. since February 1997.
                                      Executive Vice President,
                                      Business Services Division
                                      of Office Depot, Inc. from
                                      June 1994 to February 1997.
                                      President, Chief Executive
                                      Officer, and Director of
                                      EQ -- The Environmental
                                      Quality Company, from August
                                      1992 to May 1994. President,
                                      Chief Executive Officer, and
                                      Director of Flagship
                                      Express, Inc. from August
                                      1990 to August 1992.
                                      Director of Butler
                                      Manufacturing Co., since
                                      April 1989.

---------------
 *  Indicates ownership of less than 1%

(1) Beneficial ownership as of March 24, 1997. Except as otherwise indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Shares beneficially owned by them. This table does not include options for Shares which are not currently exercisable and will not be exercisable within 60 days of March 24, 1997.

(2) Morgan Stanley Real Estate Fund, Inc. and Morgan Stanley Real Estate Investment Management, Inc. are principal shareholders of the Company. See "Principal Holders of Voting Securities." Messrs. Dobrowski, Hosler, Thomas, Allwin and Lewis disclaim beneficial ownership of Shares beneficially owned by Morgan Stanley Real Estate Fund, Inc. and Morgan Stanley Real Estate Investment Management, Inc.

(3) The number of Shares owned by all directors and executive officers as a group (12 persons) as of March 24, 1997 was 259,700 (.01%).

     The Board held four meetings in 1996 and took action by unanimous written consent seven times. Each director attended at least 75% of the meetings held by the Board and by the committee or committees on which he served.

     The Board has an audit committee whose only member during 1996 was Edward
D. Powers, an outside director. The current members of the audit committee are Edward D. Powers, Judith A. Rogala, and C. William Hosler. The audit committee is responsible for approving the engagement of the Company's independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, reviewing the scope and nature of the services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and other fees of the independent public accountants, reviewing the scope and function of the Company's internal audit department, and reviewing the adequacy of the Company's internal controls. The audit committee met once during 1996.

     The Board has a compensation committee whose members are James M. Allwin and William M. Lewis, Jr. The compensation committee is responsible for administering the Company's stock option plans and for determining the compensation of the individuals listed in the Summary Compensation Table. The compensation committee did not meet during 1996, but took action by unanimous written consent nine times.

     The Board has no standing nominating committee or other committee performing similar functions.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board or its committees. Directors of the Company who are not employees of the Company, Morgan Stanley Real Estate Fund, Inc., or General Motors Investment Management Corporation receive an annual retainer of $10,000, paid in quarterly installments of $2,500. Such directors also receive $2,000 for their attendance and participation at board meetings; $500 for their attendance and participation at committee meetings, when such meetings are independent of board meetings; and $500 for participating in a telephonic meeting of the Board. In addition, upon election to the Board, each outside director is granted an option to purchase 10,000 Shares of the Company at an exercise price equal to the closing price of the Company's Shares on the day preceding the director's election to the Board. Thereafter, each outside director is granted, on an annual basis, an option to purchase 1,000 Shares of the Company at the then current market price.

EXECUTIVE OFFICERS

                NAME                                        TITLE                              AGE
-------------------------------------  ------------------------------------------------        ---
Francis W. Cash......................  Chairman, President, and Chief Executive Officer        55
David N. Chichester..................  Executive Vice President, Chief Financial
                                       Officer, and Director                                   51
Alan L. Tallis.......................  Executive Vice President, Corporate Development         50
Douglas Longerbone...................  Executive Vice President, Operations                    49

     Francis W. Cash joined the Company as President, Chief Executive Officer, and Director in July 1995 and became Chairman of the Board in June 1996. From October 1992 to June 1995, Mr. Cash was President, Chief Operating Officer, and Director of NovaCare, Inc., a leading medical rehabilitation company. Mr. Cash was responsible for NovaCare's day-to-day operations.

     David N. Chichester joined the Company as Executive Vice President, Chief Financial Officer, and Director in February 1996. From October 1992 to February 1996, Mr. Chichester served as Senior Vice President, Finance and then as Executive Vice President, Finance for Integrated Health Services, Inc.

     Alan L. Tallis joined the Company as Executive Vice President, Corporate Development in March 1994. Since 1992, Mr. Tallis was a Managing Director of a real estate development and consulting firm.

     Douglas Longerbone joined the Company as Regional Director of Operations in 1981 and has held positions involving increased responsibility in operations since then, including Division Vice President -- Operations and Group Vice President -- Operations. Mr. Longerbone was promoted to Executive Vice President, Operations in August 1996.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the Company's Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and persons who own more than 10% of the Company's Shares are required by regulations issued by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms that they have filed. Based solely on a review of the copies of such forms, the Company believes that during 1996 its officers and directors and persons who own more than 10% of the Company's Shares complied with all applicable filing requirements of Section 16(a).

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information as of March 24, 1997, with respect to the only persons known by the Company to be beneficial owners of 5% or more of the Company's Shares.

                                                                             SHARES
                                                                       BENEFICIALLY(1)(2)
                NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED          PERCENT
---------------------------------------------------------------------  ------------------   -------
Morgan Stanley Real Estate Fund, Inc.(3).............................      12,872,640        45.97%
1585 Broadway
New York, New York, 10036
Morgan Stanley Real Estate Investment Management, Inc.(4)............       5,527,360        19.74%
1585 Broadway
New York, New York, 10036

---------------

(1) Except as otherwise indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to the Shares owned by them.

(2) Messrs. Allwin, Hosler, Lewis and Thomas, directors of the Company, are employed in various capacities by Morgan Stanley & Co. Incorporated, Morgan Stanley Real Estate Fund, Inc., Morgan Stanley Real Estate Investment Management, Inc., or one or more of their affiliated entities. Morgan Stanley Real Estate Fund, Inc. and Morgan Stanley Real Estate Investment Management, Inc. disclaim beneficial ownership of any Shares owned by these directors.

(3) Morgan Stanley Real Estate Fund, Inc. has voting control of the affairs of MSREF I, L.L.C., the general partner of The Morgan Stanley Real Estate Fund, L.P., the record owner of the Shares shown above, and has voting and investment power with respect to such Shares. Morgan Stanley Real Estate Fund, Inc. is an indirect wholly owned subsidiary of Morgan Stanley Group, Inc.

(4) Morgan Stanley Real Estate Investment Management, Inc. has voting control of the affairs of MSREF I-CO, L.L.C., the general partner of Morgan Stanley Real Estate Co-Investment Partnership II, L.P., the record owner of 4,625,760 Shares, and investment manager with respect to 901,600 Shares of the Company, and has voting and investment power with respect to all such Shares. Morgan Stanley Real Estate Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley Group, Inc.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid or accrued by the Company for fiscal years 1996, 1995, and 1994 to the Company's chief executive officer, to the four most highly compensated executive officers of the Company whose compensation was in excess of $100,000, and to one executive officer, John E. Campbell, who retired from the Company during 1996 but whose compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                            ------------------------------    AWARDS -- SECURITIES
   NAMES AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   OTHER(2)     UNDERLYING OPTIONS
-----------------------------------  ----   --------   --------   --------   ----------------------
Francis W. Cash(3).................  1996   $408,000   $408,000   $370,060           193,800(4)
Chairman of the Board,               1995    200,000    200,000                       51,000(4)
President, and Chief                 1994                                                  0
Executive Officer
John E. Campbell(5)................  1996    140,358    115,272                       22,000
Executive Vice President             1995    218,400    190,008                       33,000
and Chief Operating Officer          1994    210,000    189,000                       55,000
David N. Chichester(3),(6).........  1996    284,167    355,000    219,404           120,000
Executive Vice President,            1995
Chief Financial Officer, and
  Director                           1994
Alan L. Tallis(3)..................  1996    189,000    164,430                       22,000
Executive Vice President,            1995    182,000    158,340                       33,000
Corporate Development                1994    146,500    131,850                       55,000
James C. Brashares(3)..............  1996    160,000     92,800     51,625            50,000
Senior Vice President,               1995     40,000     12,984     11,416
General Counsel, and                 1994
Secretary
Douglas Longerbone.................  1996    135,417     64,512                       65,000(4)
Executive Vice President,            1995     93,000     36,270                        7,500
Operations                           1994     86,333     31,820                            0(4)

---------------

(1) The amount included in bonuses for the year reflects the amount earned during that year, whether or not such amount was paid in that year or a subsequent year. The bonus plan was based upon the Company attaining certain specific, predetermined levels of net income in 1996 and pre-tax net income in 1995 and 1994, levels which, if attained, were to result in the payment of a certain percentage of each executive's base salary. Mr. Cash, as the Company's chief executive officer, who was eligible to receive a bonus payment, also participated in the determination of awards under the bonus plan. For 1994, 1995, and 1996, the Company exceeded its income targets and, accordingly, paid the maximum bonus to each eligible executive in 1994, 1995, and 1996. Mr. Chichester's bonus for 1996 includes a signing bonus of $150,000 that was granted to him in connection with his joining the Company in 1996.

(2) The Company reimbursed Messrs. Cash, Chichester, and Brashares for certain of their relocation expenses, including moving expenses, real estate commissions, and temporary housing, in accordance with their respective employment agreements. The relocation expenses reimbursed in 1996 for Messrs. Cash, Chichester, and Brashares were $361,360, $203,128, and $51,625 respectively, of which $166,869, $163,151, and $21,686, respectively, related to gross-ups for federal and state income taxes.

(3) Executive officer's compensation was paid pursuant to an employment agreement between the executive officer and the Company. See "Employment Agreements and Executive Severance Agreements." Mr. Tallis' employment agreement with the Company expired in 1996.

(4) In August 1996 the Company offered participants in the stock option plan the opportunity to exchange options held by them to purchase Shares at an exercise price of $5.43 per Share for options to purchase 2.8 times as many Shares at an exercise price of $13.50 per Share. Pursuant to this offer, Mr. Cash elected to exchange an option to purchase 51,000 Shares at an exercise price of $5.43 per Share for an option to purchase 142,800 Shares (2.8 times 51,000) at an exercise price of $13.50 per Share. Mr. Longerbone elected to exchange an option to purchase 12,500 Shares at an exercise price of $5.43 per Share for an option to purchase 35,000 Shares (2.8 times 12,500) at an exercise price of $13.50 per Share. See "Ten-Year Option/SAR Repricings."

(5) Mr. Campbell retired from the Company in August 1996.

(6) Mr. Chichester joined the Company in February 1996 as Executive Vice President, Chief Financial Officer, and Director. Mr. Chichester is employed at an annual salary of $310,000 and is eligible for a bonus of up to 66% of his annual salary.

STOCK OPTIONS GRANTED IN FISCAL YEAR 1996

     The following table sets forth information concerning stock options that were granted by the Company during fiscal year 1996 to the executive officers listed in the Summary Compensation Table.

                                                                                         POTENTIAL REALIZABLE
                                                                                                VALUE
                                                                                          AT ASSUMED ANNUAL
                             NUMBER OF                                                   RATES OF STOCK PRICE
                             SECURITIES     % OF TOTAL                                     APPRECIATION FOR
                             UNDERLYING   OPTIONS GRANTED   EXERCISE OR                      OPTION TERM
                              OPTIONS      TO EMPLOYEES     BASE PRICE    EXPIRATION   ------------------------
           NAME              GRANTED(1)   IN FISCAL YEAR      ($/SH)         DATE         5%(3)       10%(3)
---------------------------  ----------   ---------------   -----------   ----------   -----------  -----------
Francis W. Cash............     51,000               6.7%     $ 16.00        1/31/06   $   513,178  $ 1,300,494
                               142,800(2)           18.9%       13.50        10/5/05       867,904    2,321,542
John E. Campbell(4)........     22,000               2.9%       16.00        1/31/06       221,371      560,997
David N. Chichester........    120,000              15.9%       16.00        1/31/06     1,207,478    3,059,986
Alan L. Tallis.............     22,000               2.9%       16.00        1/31/06       221,371      560,997
James C. Brashares.........     50,000               6.6%       16.00        1/31/06       503,116    1,274,994
Douglas Longerbone.........      5,000                .7%       16.00        1/31/06        50,312      127,499
                                25,000               3.3%       13.13        7/30/06       206,435      523,146
                                35,000(5)            4.6%       13.50       12/29/04       180,092      474,323

---------------
(1) Options for Shares vest in equal amounts over a four-year period. The vesting period for all options will accelerate if the Company is sold or there is a change in control of the Company.

(2) Represents the number of Shares issued to Mr. Cash as a result of his election to exchange an option to purchase 51,000 Shares at an exercise price of $5.43 per Share, an option granted to him on October 5, 1995, for an option to purchase 2.8 times as many Shares (142,800 Shares) at an exercise price of $13.50 per Share. Mr. Cash's option to purchase 142,800 Shares at an exercise price of $13.50 per Share was 50% vested on January 1, 1997 and will continue to vest at the rate of 25% per year. See "Ten-Year Option/SAR Repricings."

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.

(4) Mr. Campbell retired from the Company in August 1996.

(5) Represents the number of Shares issued to Mr. Longerbone as a result of his election to exchange an option to purchase 12,500 Shares at an exercise price of $5.43 per Share, an option granted to him on December 29, 1994, for an option to purchase 2.8 times as many Shares (35,000 Shares) at an exercise price of $13.50 per Share. Mr. Longerbone's option to purchase 35,000 Shares at an exercise price of $13.50 per Share was 75% vested on January 1, 1997 and will continue to vest at the rate of 25% per year. See "Ten-Year Option/SAR Repricings."

AGGREGATED STOCK OPTION EXERCISES IN FISCAL YEAR 1996
AND STOCK OPTION VALUES AT END OF FISCAL YEAR 1996

     The following table sets forth information concerning the exercise of stock options during fiscal year 1996 by the executive officers named in the Summary Compensation Table and also sets forth the value of all in-the-money stock options held by such officers as of December 28, 1996, the last day of fiscal year 1996.

                                                                                             VALUE OF
                                                                                           UNEXERCISED
                                                                 NUMBER OF SECURITIES      IN-THE-MONEY
                                                                UNDERLYING UNEXERCISED       OPTIONS
                                        SHARES       VALUE       OPTIONS EXERCISABLE/      EXERCISABLE/
                NAME                   ACQUIRED   REALIZED($)       UNEXERCISABLE        UNEXERCISABLE(1)
-------------------------------------  --------   -----------   ----------------------   ----------------
Francis W. Cash......................      0          $ 0           109,650/135,150      $177,735/177,735
John E. Campbell.....................      0            0             63,250/46,750      437,993/161,067
David N. Chichester..................      0            0             30,000/90,000            0/0
Alan L. Tallis.......................      0            0             63,250/46,750      437,993/161,067
James C. Brashares...................      0            0             15,625/34,375            0/0
Douglas Longerbone...................      0            0             25,104/43,396       46,309/93,217

---------------
(1) The value of the in-the-money options is based on the difference between the exercise price of the options and the market value of the Company's Shares on December 28, 1996 ($15.50). The market value of the Company's shares was determined from the closing price of the Shares on the New York Stock Exchange on December 27, 1996. The Company operates on a 52-53 week fiscal year, which always ends on the Saturday nearest to December 31.

TEN-YEAR OPTION/SAR REPRICINGS

     The following table sets forth information concerning the repricing in 1996 of certain options to purchase Shares of the Company. For additional information about the repricing, see "Compensation Committee Report on Executive Compensation."

                                               NUMBER OF                                                  LENGTH OF
                                              SECURITIES    MARKET PRICE                               ORIGINAL OPTION
                                              UNDERLYING    OF STOCK AT    EXERCISE PRICE              TERM REMAINING
                                                OPTIONS       TIME OF        AT TIME OF       NEW        AT DATE OF
                                              REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE    REPRICING OR
               NAME                  DATE       AMENDED      AMENDMENT       AMENDMENT       PRICE        AMENDMENT
----------------------------------  -------   -----------   ------------   --------------   --------   ---------------
Francis W. Cash(1)................  8/30/96      51,000        $12.63          $ 5.43        $13.50    9 years
Chairman of the Board, President
and Chief Executive Officer
Douglas Longerbone(2).............  8/30/96      12,500         12.63            5.43         13.50    8 years
Executive Vice President,
Operations

---------------
(1) On August 30, 1996, Mr. Cash cancelled an option to purchase 51,000 Shares at an exercise price of $5.43 per Share, an option that was granted to him on October 5, 1995. In exchange, Mr. Cash was granted an option to purchase 142,800 Shares at an exercise price of $13.50 per Share. See "Stock Options Granted in Fiscal Year 1996." The option to purchase 142,800 Shares expires on October 5, 2005, the same date on which Mr. Cash's option to purchase 51,000 Shares would have expired.

(2) On August 30, 1996, Mr. Longerbone cancelled an option to purchase 12,500 Shares at an exercise price of $5.43 per Share, an option that was granted to him on December 29, 1994. In exchange, Mr. Longerbone was granted an option to purchase 35,000 Shares at an exercise price of $13.50 per Share. See "Stock Options Granted in Fiscal Year 1996." The option to purchase 35,000 Shares expires on December 29, 2004, the same date on which Mr. Longerbone's option to purchase 12,500 Shares would have expired.

THE COMPANY'S RETIREMENT PLAN

     The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Red Roof Inns, Inc. Retirement Plan (as amended and restated effective January 1, 1989) (the "Retirement Plan"). The retirement benefits shown are based upon retirement at the age of 65 and are computed on the basis of a straight life annuity benefit. The benefits shown in the following table are not subject to any offset or other deduction for amounts payable under Social Security.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1996

                                                          YEARS OF CREDITED SERVICE
                                           -------------------------------------------------------
        FINAL AVERAGE EARNINGS               15          20          25          30          35
---------------------------------------    -------     -------     -------     -------     -------
     $ 50,000..........................    $ 6,900     $ 9,200     $11,500     $13,800     $16,100
       75,000..........................     11,800      15,700      19,600      23,500      27,500
      100,000..........................     16,600      22,200      27,700      33,300      38,800
      125,000..........................     21,500      28,700      35,900      43,000      50,200
      150,000(1).......................     26,400      35,200      44,000      52,800      61,600

---------------
(1) The Revenue Reconciliation Act of 1993 limits the maximum amount of annual compensation that can be taken into account for purposes of the Retirement Plan to $150,000. The Company does not maintain any supplementary or excess pension plan that would result in the payment or accrual of benefits for compensation in excess of the $150,000 maximum. The Company agreed in its employment agreement with Mr. Cash to establish a supplementary pension plan for which he would be eligible, however, no such plan has yet been established. Remuneration covered by the Retirement Plan is limited to base compensation. Bonuses, overtime, or other special compensation are not included in determining benefits under the Retirement Plan.

     With respect to the individuals named in the Summary Compensation Table, Messrs. Cash, Chichester, Tallis, Brashares, and Longerbone have 2.0, 1.0, 3.0, 1.5, and 15.0 years of credited service respectively. Mr. Campbell had 6.9 years of service upon his retirement from the Company in August 1996. Under the Revenue Reconciliation Act of 1993, for purposes of the Retirement Plan, the compensation of Messrs. Cash, Campbell, Chichester, Tallis, and Brashares was limited to $150,000 in 1996. Mr. Longerbone's 1996 compensation for purposes of the Retirement Plan was $135,416.

     As of December 28, 1996, the Company intends to establish a 401(k) plan in 1997. The Company is no longer making contributions to the Retirement Plan.

EMPLOYMENT AGREEMENTS AND EXECUTIVE SEVERANCE AGREEMENTS

     The Company and Mr. Cash entered into an employment agreement dated as of June 26, 1995 for a term of two years. Under his employment agreement, Mr. Cash is entitled to receive an annual salary of $400,000 and a bonus in accordance with the annual cash bonus plan maintained by the Company, both of which may be increased from time to time by the Board. In addition, if Mr. Cash's employment is terminated for one of the reasons set forth in the employment agreement, Mr. Cash will be entitled to severance benefits. The severance benefits include the payment of Mr. Cash's base salary for a period of 12 months if the Company elects not to renew his employment agreement and the payment of his base salary for a period of 24 months if his employment is terminated for certain other reasons set forth in the employment agreement.

     The Company and Mr. Chichester entered into an employment agreement dated as of January 31, 1996 for an initial term of two years that continues automatically thereafter from year to year unless terminated in accordance with the terms and conditions of the agreement. Under his employment agreement, Mr. Chichester is entitled to receive an annual salary of $310,000, a bonus of $205,000 for 1996, and subsequent bonuses in accordance with the annual cash bonus plan maintained by the Company. Both his salary and bonus may be increased from time to time by the Board. Mr. Chichester also received a signing bonus of $150,000 in 1996. In addition, if Mr. Chichester's employment is terminated for one of the reasons set forth in the employment agreement, Mr. Chichester will be entitled to severance benefits. The severance benefits include the payment of Mr. Chichester's base salary for a period of 24 months.

     The Company and Mr. Brashares entered into an employment agreement dated as of August 30, 1995, for an indefinite term. Under his employment agreement, Mr. Brashares is entitled to receive an annual salary of $160,000 and a bonus of up to 58% of his salary. In addition, if Mr. Brashares' employment is terminated without cause, he will be entitled to continue to receive his salary then in effect until he secures other employment, up to a maximum period of 12 months from the date of his termination.

     In January 1997, the Company entered into an executive severance agreement with Messrs. Cash, Chichester, Tallis, and Longerbone for a term of three years. Under this agreement, the Company must pay severance benefits to Messrs. Cash, Chichester, Tallis, and Longerbone if their employment is terminated as a result of a change in control of the Company, as defined in the agreement, and the termination otherwise falls within the scope of the agreement. The benefits to which Messrs. Cash, Chichester, Tallis, and Longerbone will be entitled if such an event occurs include a lump-sum payment equal to three times their annual base salary then in effect. If such an event occurs, they will also be entitled to a lump-sum payment equal to three times the highest bonus or short-term incentive compensation paid to them in the year preceding the change in control, unless this amount is less than three times the amount they could have earned in the year in which the change in control occurred, in which case they will be entitled to receive the higher amount.

     In January 1997, the Company also entered into an executive severance agreement with Mr. Brashares. Under this agreement, whose term is also three years, the Company must pay severance benefits to Mr. Brashares if his employment is terminated as a result of a change in control of the Company, as defined in the agreement, and the termination otherwise falls within the scope of the agreement. The benefits to which Mr. Brashares will be entitled if such an event occurs include a lump-sum payment equal to two times his annual base salary then in effect. If such an event occurs, Mr. Brashares will also be entitled to a lump-sum payment equal to two times the highest bonus or short-term incentive compensation paid to him in the year preceding the change in control, unless this amount is less than two times the amount that he could have earned in the year in which the change in control occurred, in which case he will be entitled to receive the higher amount.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee are James M. Allwin and William
M. Lewis, Jr., both outside directors employed by Morgan Stanley & Co. Incorporated. Morgan Stanley Real Estate Fund, Inc. and Morgan Stanley Real Estate Investment Management, Inc. are beneficial owners of more than 5% of the Company's Shares. For a description of certain transactions between the Company and affiliates of The Morgan Stanley Real Estate Fund, L.P., see "Certain Relationships and Transactions." There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board or compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the Board regularly reviews executive compensation policies and levels and evaluates the performance of management in the context of the Company's performance. The compensation committee regards compensation as a means for attracting, retaining, rewarding, and motivating highly-qualified individuals to manage the Company to meet corporate growth and earnings objectives and to maximize shareholder value. The compensation committee determines the compensation of the chief executive officer, who in turn determines the compensation of the other senior executives, all of whom report to him. This procedure ensures that the full attention of the senior executives will be focused on the directives and policies set by the chief executive officer for the management of the Company. The compensation committee's philosophy is to provide incentives for short-term performance through an annual cash bonus program. For 1996, the amount of bonuses to be earned was based upon percentages of a predetermined level of net income, with maximum bonuses to be earned if net income in 1996 exceeded $31,350,000. Because net income, adjusted to give effect to the elimination of non-recurring charges and to the Company's issuance on January 31, 1996, of 10,000,000 Shares in its initial public offering, exceeded this amount, maximum bonuses were awarded in 1996. The compensation committee provides incentives for long-term growth through grants of options to purchase Shares. Options will become of value to executives if the price of the Company's Shares increases.

     The compensation committee awards options to purchase Shares to executive officers and key employees to encourage ownership of the Company's Shares and to give these individuals a stake in the performance of the Company. Such awards are considered annually. The specific number of Shares underlying the options granted is determined by the compensation committee based upon its perception of the relative contribution or anticipated contribution of each eligible individual to overall Company performance. The compensation committee also reviews the total number of Shares underlying options already held by these individuals at the time of the award. The compensation committee believes that the Company's management stock option plan advances the interests of the Company and its stockholders by providing a means of attracting and retaining key employees for the Company, by providing key employees with a proprietary interest in the Company, and by providing an additional incentive to key employees for the development and financial success of the Company.

     In August 1996, participants in the stock option plan were offered the opportunity to exchange existing options to purchase Shares for options to purchase additional Shares at a higher exercise price. Specifically, the compensation committee offered participants who held options to purchase Shares at an exercise price of $5.43 per Share the opportunity to cancel these options and replace them with options to purchase 2.8 times as many Shares at an exercise price of $13.50 per Share, a price that was closer to the market price of the Company's Shares at the time. The 2.8 conversion factor was derived from the compensation committee's selection of $18.00 as the price at which the participants in the stock option plan would be economically indifferent to the exchange offer. That is, only when the Share price was above $18.00 would these participants be better off exchanging their existing options. The compensation committee presented this plan to eliminate an incentive for these participants to cash out options with a low exercise price and to give these participants an incentive to seek to increase the value of the Company's Shares, thereby better aligning their interests with those of the stockholders.

     The compensation committee's policies as to the chief executive officer's salary and bonus compensation are also applied by the chief executive officer in determining the salaries and bonuses of senior executives of the Company. The base salary of senior executives is reviewed approximately every 12 months by the chief executive officer, who grants merit raises each year that reflect his assessment of the senior executive's performance in achieving corporate goals established at the beginning of the year. The overall performance of the Company is also considered by the chief executive officer in evaluating salary increases for senior executives. In individual cases, raises may reflect a senior executive's assumption of additional duties and responsibilities during the year.

     In addition to determining the chief executive officer's salary, the compensation committee establishes and monitors an annual incentive compensation plan for the chief executive officer, senior executives, and key management personnel of the Company. The incentive compensation plan awards bonuses to these individuals if the Company achieves a certain high level of net income in the current fiscal year. The amount of the bonus under the incentive compensation plan is equal to a percentage of the individual's base salary; such percentages ranged from a low of 9% to a high of 100% in 1996. All individuals who participated in the incentive compensation plan in 1996 were awarded the maximum bonus for which they were eligible.

                                                     James M. Allwin
                                                     William M. Lewis, Jr.

PERFORMANCE GRAPH

     The following graph provides a comparison of the total return for the period from February 1, 1996, the date on which the Company's Shares began trading, through and including December 27, 1996, the last trading day of fiscal year 1996.

      Measurement Period                           S&P 500        Peer Group
    (Fiscal Year Covered)        Red Roof Inns      Index            Index
February 1, 1996                        $  100         $   100         $   100
December 27, 1996                        91.18          120.98          127.98

     The foregoing graph assumes an investment of $100 on February 1, 1996 and reinvestment of dividends. The Company paid no dividends during 1996. The peer group consists of the following lodging companies: Bristol Hotels, LaQuinta Inns, Hilton Hotels, John Q. Hammons, Prime Hospitality, Host Marriott, and Marriott International, Promus Hotels. The returns of each member of the peer group have been weighted according to the member's stock market capitalization on February 1, 1996, the beginning of the period for which a return is provided.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Morgan Stanley & Co. Incorporated, a representative of the underwriters in the Company's issuance on January 31, 1996, of 10,000,000 Shares of the Company in an initial public offering (the "Offering"), is an affiliate of The Morgan Stanley Real Estate Fund, L.P., which directly or indirectly beneficially owns approximately 65% of the outstanding Shares of the Company. In connection with the Offering, certain underwriters, including Morgan Stanley & Co. Incorporated, were paid $9.6 million by the Company for underwriting discounts and commissions.

     From time to time, affiliates of The Morgan Stanley Real Estate Fund, L.P. may provide financial advisory and investment banking services to the Company. Morgan Stanley Real Estate Fund, L.P., or its affiliates, also have direct or indirect interests in properties or corporate entities that may give rise to conflicts of interest with the Company. Any services or arrangements entered into by the Company with any affiliate will be subject to certain restrictions on transactions with affiliates contained in the documents governing the Company's outstanding debt and in certain other contracts that are binding on the Company. Subject to the exceptions described below, the Company may not enter into any transaction with an affiliate unless the terms of such transaction are fair and reasonable and no less favorable to the Company than would be available in a comparable transaction on an arms-length basis with an unrelated third party. The foregoing limitation does not apply to (i) transactions (a) approved by a majority of the disinterested members of the Board or (b) for which the Company obtains a fairness opinion of an investment bank; (ii) transactions between the Company and any of its subsidiaries or between subsidiaries of the Company; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) payments or other transactions pursuant to any tax-sharing agreement between the Company and any other person with which the Company is required or permitted to file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes; (v) payments not prohibited by certain covenants in an indenture to which the Company is a party; or (vi) loans or advances by the Company to employees of the Company in the ordinary course of business and in furtherance of the Company's business, in an aggregate amount not to exceed $2 million at any one time outstanding. The Company believes that the fiduciary duties imposed under Delaware law and the presence of independent directors on the Board will provide adequate protections in the future against transactions by the Company with affiliates which may be adverse to the Company's best interests.

     The Company and the stockholders listed on the "Principal Holders of Voting Securities" table (the "Principal Stockholders") have entered into a stockholders agreement dated as of April 6, 1994, as amended (the "Stockholders Agreement"). The Stockholders Agreement provides that no Principal Stockholder other than The Morgan Stanley Real Estate Fund, L.P., may encumber, sell, or otherwise transfer any Shares of the Company without the unanimous written consent of all Principal Stockholders. The Stockholders Agreement further provides that if The Morgan Stanley Real Estate Fund, L.P. proposes to sell all of its Shares, it may require under certain circumstances that each of the remaining Principal Stockholders sell, on the same terms and conditions, all of its Shares. The Stockholders Agreement further provides that any sale or other disposition by a Principal Stockholder of any number of its Shares is subject to the right of the other Principal Stockholders to sell, or dispose of, on the same terms and conditions, an equivalent portion of such other Principal Stockholder's Shares. In addition, pursuant to the terms of the Stockholders Agreement, as amended, the Principal Stockholders and their transferees are entitled to certain demand registration rights ("Demand Rights") with respect to Shares held by them. In addition to the Demand Rights, the Principal Stockholders and their transferees are, subject to certain limitations, entitled to register Shares in connection with future registration statements prepared by the Company to register its equity securities. The Stockholders Agreement also contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties to the Stockholders Agreement in connection with the registration of common stock pursuant to the Stockholders Agreement. As previously noted, affiliates of Morgan Stanley Group, Inc. control the voting and disposition of all Shares owned by the Principal Stockholders and, as a result, all actions taken under the Stockholders Agreement remain under the sole control of Morgan Stanley Group, Inc. None of the provisions of the Stockholders Agreement described in this paragraph are applicable to any stockholders of the Company other than the Principal Stockholders.

     The Company has engaged the law firm of Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. to provide some legal services. It is expected that the fees paid to this firm for legal services during 1997 will exceed $60,000. Mr. Brashares, senior vice president, general counsel, and secretary of the Company, is the brother of one of the partners in this firm.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP served as the independent public accountants for the Company for the fiscal year ended December 28, 1996, and the Board has selected Deloitte & Touche LLP to serve as the independent public accountants for the Company for the fiscal year ending January 3, 1998.

     The Company expects a representative of Deloitte & Touche LLP to be present at the Annual Meeting, to be given an opportunity to make a statement, if desired, and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Company for inclusion in the proxy statement and form of proxy on or prior to November 28, 1997.

                                 OTHER MATTERS

     The Company does not know of any other matters that may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the Shares in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph, and the Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of Shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                          JAMES C. BRASHARES
                                          Secretary

PROXY                                                                 PROXY


                              RED ROOF INNS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 1997


     The undersigned appoints Francis W. Cash, David N. Chichester and James C. Brashares, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Red Roof Inns, Inc. to be held on May 22, 1997 at 10:00 a.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTIONS OF DIRECTORS.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


                 (Continued and to be signed on reverse side.)

                              RED ROOF INNS, INC.


  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [   ]


1. Election of Class I Directors--
   Nominees: D.N. Chichester, T.E. Dobrowski, C.W. Hosler

   For               Withhold               For All
   All                  All                  Except

   [   ]               [   ]                 [   ]


   ------------------------------------------------------
   (Except nominee(s) written above.)


2. Election of Class II Directors--
   Nominees: F.W. Cash, E.D. Powers, O.D. Thomas

   For               Withhold               For All
   All                  All                  Except

   [   ]               [   ]                 [   ]


   ------------------------------------------------------
   (Except nominee(s) written above.)


The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.


Dated:                     , 1997
       --------------------


Signature(s)
            --------------------------------------------


--------------------------------------------------------
Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.


                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         IN THE ACCOMPANYING ENVELOPE.